EX-99.B8C
                                                  Exhibit 24(b)8(c)

                             As of 1998

VIA UPS OVERNIGHT
_________________

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re:     Global Custody Agreement, Effective May 1, 1996
        between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
                                     ___________
Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Government Fund, Inc. for the benefit of Government Income Series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for this Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement
effective   1998.  Kindly acknowledge your agreement to provide such
services and to add this Series to Schedule A by signing in the space provided below.

                         DELAWARE GROUP GOVERNMENT FUND, INC.
                              on behalf of Government
                              Income Series



                         By:________________________________
                              David K. Downes
                         Its: Executive Vice President
                              Chief Operating Officer
                              Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

By:_____________________

Its:____________________